Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of TechPrecision Corporation and subsidiaries on Form S-8 (File No. 333-148152) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated June 29, 2015, with respect to our audits of the consolidated financial statements of TechPrecision Corporation and subsidiaries as of March 31, 2015 and 2014 and for the years then ended, which report is included in this Annual Report on Form 10-K of TechPrecision Corporation and subsidiaries for the year ended March 31, 2015.

/s/ Marcum LLP
Marcum LLP
Bala Cynwyd, Pennsylvania
June 29, 2015

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